Exhibit 10.9
[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
FIRST AMENDMENT TO TECHNICAL ASSISTANCE SERVICE AGREEMENT
This FIRST AMENDMENT TO TECHNICAL ASSISTANCE SERVICE AGREEMENT (this “Amendment”) is made and entered into as of June 17, 2022, by the undersigned, pursuant to that certain Technical Assistance Service Agreement, dated as of April 9, 2020 (the “Agreement”), by and between Iveco S.p.A., a Società per Azioni organized and existing under the laws of Italy (“Iveco”) and Nikola Corporation, a Delaware corporation (“Nikola”).
WHEREAS, Iveco and Nikola entered into that certain Technical Assistance Service Agreement, dated as of April 9, 2020 (the “Agreement”);
WHEREAS, pursuant to Section 10.7 of the Agreement, the Agreement may be amended upon the written agreement of Iveco and Nikola; and
WHEREAS, Iveco and Nikola desire to amend the Agreement as set forth in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:
1.Free Services. The Parties agreed that any Technical Assistance Services under Section 2.2 of the Agreement agreed between the Parties, as specified in the Annex A, and provided by Iveco during the period from January 1, 2022 until December 31, 2022 will not be invoiced by Iveco to Nikola (“Free Services”), up to a cap of $[*] ([*] US dollars). Any Technical Assistance Services requested by Nikola and provided by Iveco in excess of the aforementioned cap will be invoiced by Iveco and paid by Nikola in accordance with the terms and conditions of the Agreement.
2.Notwithstanding the foregoing, any request for Free Services shall be requested by Nikola to Iveco at least 60 days in advance, and Iveco, at its sole discretion, will provide such Free Services either with internal resources and/or with external third-party provider (“External Provider”). Any Free Services and related costs and expenditures provided to Nikola and/or Iveco by the External Provider shall be charged to Nikola by such External Provider or recharged by Iveco to Nikola, as the case may be; provided, however, any engagements with External Provider and any related costs and expenditures must be expressly pre-approved in writing by Nikola, which approval Nikola may grant or deny in its sole and absolute discretion. In the event that Nikola does not approve the engagement of the External Provider or related costs and/or expenditure, Iveco will not be required to provide such Technical Assistance Services. Any expenditures incurred by IVECO Personnel in relation to the Free Services shall be reimbursed by Nikola on a monthly basis.
3.Effectiveness. This Amendment shall become effective as of the date first set forth above.
4.Effect of this Amendment. In the event of any conflict or inconsistency between the Agreement and this Amendment, this Amendment shall prevail and control. Except as specifically amended as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.
5.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth in the first paragraph hereof.

IVECO S.p.A.

By:	/s/ Luca Sra
Name:	Luca Sra
Title:	CEO

NIKOLA CORPORATION

By:	/s/ Michael Lohscheller
Name:	Michael Lohscheller
Title:	President, Nikola Motor